Exhibit 99.1

MFA

FINANCIAL, INC.

One Vanderbilt Ave

New York, New York 10017

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 5, 2021		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces Third Quarter 2021 Financial Results

$2.0 billion in asset acquisitions continues to drive higher net interest income

Earnings of $0.28 per basic common share, resulting in strong book value growth

Significant contribution from Lima One acquisition

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 financial results update:

•	MFA generated third quarter net income of $124.3 million, or $0.28 per basic common share ($0.27 per diluted common share), including $43.9 million or $0.10 per common share of purchase accounting related gains recorded on closing of the Lima One acquisition.

•	GAAP book value at September 30, 2021 was $4.82 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized market value changes in residential whole loans held at carrying value for GAAP reporting, was $5.27 per common share at quarter-end.

•	Completed the acquisition of Lima One Capital, a leading nationwide originator and servicer of business purpose loans (BPLs) on July 1, 2021. Lima One’s financial results are consolidated into MFA’s results from that date. In connection with the closing of the transaction, we recorded purchase accounting related gains totaling $38.9 million as accounting standards require that we reflect our previously recorded investment in Lima One common equity at the fair value implied by the transaction. Further, we recorded a $5.0 million gain to reverse a prior impairment of our investment in Lima One preferred equity that was repaid concurrent with transaction closing. In addition to these purchase accounting related gains, origination, servicing and other investment activity related to Lima One meaningfully contributed to our consolidated net income for the quarter.

•	Net interest income increased on a sequential quarterly basis to $61.8 million as asset acquisitions and higher net interest spreads resulted in a 15% increase in net interest income from our portfolio of residential whole loans. In addition, during the quarter, we completed a securitization of $289.3 million of Non-QM Loans, with a weighted average coupon of bonds sold of 1.23%, lowering the funding rate of the underlying assets by more than 100 basis points. For the third quarter, the net interest spread generated by our residential whole loan portfolio increased to 3.32%, while the overall net interest spread generated by all of our interest bearing assets was 2.98%, almost unchanged from the prior quarter.

•	Loan acquisition activity of $2.0 billion is the highest quarterly total in our history, including approximately $695 million of Non-QM and $485 million of Business Purpose loans. In addition, we purchased over $820 million of “Agency eligible investor loans”, which are residential mortgage loans on investor properties that conform to the standards for purchase by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”). This purchase activity exceeded portfolio run-off, resulting in net loan portfolio growth of approximately $1.5 billion.

•	Subsequent to the end of the quarter, we completed our first securitization of $312.3 million of Agency eligible investor loans.

•	MFA paid a regular cash dividend for the third quarter of $0.10 per share of common stock on October 29, 2021.

Commenting on the third quarter 2021 results, Craig Knutson, MFA’s CEO and President said, “We are very pleased with our third quarter results and activity. MFA acquired $2 billion of loans during the third quarter, the highest quarterly total in our history, and grew our loan portfolio by $1.5 billion after runoff. We earned $0.28 per common share, which was bolstered by gains of $43.9 million associated with our acquisition of Lima One as well as by increased net interest income. Our book value increased by 3.7% to $4.82 per share (economic book value increased by 2.9% to $5.27) and we generated an economic return for the quarter of 5.8% (GAAP) and 4.9% (Economic Book Value). Net interest income on our loan portfolio increased by 15% from $48 million to $55 million, driven by increased loan purchases and by continued interest expense reductions due to securitizations. Finally, on July 1, 2021, we completed the acquisition of Lima One Capital, a leading nationwide originator and servicer of business purpose loans (BPLs). MFA’s financial statements for the third quarter reflect consolidation of Lima One.”

Mr. Knutson added, “Our third quarter results were driven by strong portfolio performance, with improving mortgage credit leading to a release of CECL reserves of $9.7 million. On the liability side, we continue to execute on our plan to reduce funding costs through securitizations. We completed a Non-QM securitization in August and subsequent to quarter end, our first Agency eligible investor loan securitization in October. These transactions deliver a meaningful benefit by terming out non-mark-to-market financing while significantly reducing borrowing costs and also generating more liquidity. We expect to execute additional securitizations in the fourth quarter.”

Mr. Knutson continued, “We also took advantage of a strong housing market to continue to reduce our REO portfolio, selling 151 properties for aggregate proceeds of $45.4 million and generating $7.3 million of gains.”

Q3 2021 Portfolio Activity

MFA’s residential mortgage investment portfolio increased by $1.5 billion during the third quarter, as record high loan purchase activity significantly exceeded portfolio run-off. Loan acquisitions were nearly double the prior two quarters combined, with $820.2 million of Agency eligible investor loans, $694.5 million of Non-QM loans and $485.1 million of Business Purpose loans acquired during the quarter.

At September 30, 2021, our investments in residential whole loans totaled $7.1 billion. Of this amount, $5.4 billion are Purchased Performing Loans, $551.2 million are Purchased Credit Deteriorated Loans and $1.1 billion are Purchased Non-performing Loans. During the quarter, we recognized approximately $79.6 million of Interest Income on residential whole loans in our consolidated statements of operations, representing a yield of 5.52%. Purchased Performing Loans generated a yield of 4.56%, Purchased Credit Deteriorated Loans generated a yield of 7.08% and Purchased Non-performing Loans generated a yield of 8.81%. Overall loan portfolio yields were four bps higher than the prior quarter. Significant acquisitions of purchased performing loans drove a sequential quarter increase in interest income from our residential whole loan portfolio of approximately $10.6 million. Overall delinquency rates across our residential whole loan portfolio declined compared to the prior quarter. The amount of Non-QM loans that were 60 or more days delinquent, measured as a percentage of the unpaid principal balance, decreased during the quarter and was 5.3% at September 30, 2021, compared to 7.8% at June 30, 2021. In addition, the amount of Purchased Credit Deteriorated loans that were 90 or more days delinquent, measured as a percentage of the unpaid principal balance, increased slightly during the quarter and was 18.3% at September 30, 2021, compared to 18.0% at June 30, 2021. Delinquency levels for our Rehabilitation loans decreased from the prior quarter, with loans that were 60 or more days delinquent totaling $107.1 million, compared to $120.4 million at June 30, 2021. The percentage amount of Purchased Non-performing Loans that were 90 or more days delinquent decreased to 42.5% at September 30, 2021 from 43.7% at June 30, 2021.

For the third quarter, a reversal of the provision for credit losses of $9.7 million was recorded on residential whole loans held at carrying value, primarily reflecting continued run-off of the carrying value portfolio and adjustments to certain macro-economic and loan prepayment speed assumptions used in our credit loss forecasts. The total allowance for credit losses recorded on residential whole loans held at carrying value at September 30, 2021 was $44.1 million. In addition, as of September 30, 2021, reserves for credit losses totaling approximately $355,000 were recorded related to undrawn commitments on loans held at carrying value.

Our Purchased Non-performing Loans and certain of our Purchased Performing Loans are measured at fair value as a result of the election of the fair value option at acquisition, with changes in the fair value and other non-interest related income from these loans recorded in Other income, net each period. For the third quarter, net gains of $21.8 million were recorded, primarily reflecting unrealized fair value changes in the underlying loans.

In addition, as of the end of the quarter, we held approximately $179 million of REO properties, which decreased from $205 million as of the end of the second quarter. MFA’s proactive asset management team continues to take advantage of current market conditions and has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

At the end of the third quarter, MFA held approximately $283 million of Securities, at fair value, including $178 million of MSR-related assets and $105 million of CRT securities.

General and Administrative and other expenses

For the three months ended September 30, 2021, MFA’s costs for compensation and benefits and other general and administrative expenses were $24.9 million. Expenses this quarter include $10.4 million compensation and other general and administrative expenses recorded at Lima One.

The following table presents MFA’s asset allocation as of September 30, 2021, and the third quarter 2021 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At September 30, 2021	Purchased Performing Loans (1)	Purchased Credit Deteriorated Loans (2)	Purchased Non- Performing Loans	Securities, at fair value	Real Estate Owned	Other, net (3)	Total
($ in Millions)
Fair Value/Carrying Value	$5,389	$551	$1,141	$283	$179	$772	$8,315
Payable for Unsettled Purchases	(163)	—	—	—	—	—	(163)
Financing Agreements with non-mark-to-market collateral provisions	(486)	(130)	(223)	—	(9)	—	(848)
Financing Agreements with mark-to-market collateral provisions	(2,006)	(102)	(139)	(172)	(12)	—	(2,431)
Less Securitized Debt	(1,446)	(209)	(368)	—	(23)	—	(2,046)
Less Convertible Senior Notes	—	—	—	—	—	(226)	(226)
Net Equity Allocated	$1,288	$110	$411	$111	$135	$546	$2,601
Debt/Net Equity Ratio (4)	3.2 x	4.0 x	1.8 x	1.5 x	0.3	x	2.2	x

For the Quarter Ended September 30, 2021
Yield on Average Interest Earning Assets (5)	4.56%	7.08%	8.81%	18.78%	N/A	5.38%
Less Average Cost of Funds (6)	(2.14)	(2.18)	(2.43)	(1.61)	(2.49)	(2.40)
Net Interest Rate Spread	2.42%	4.90%	6.38%	17.17%	(2.49)%	2.98%

(1)	Includes $2.8 billion of Non-QM loans, $587.5 million of Rehabilitation loans, $739.4 million of Single-family rental loans, $110.1 million of Seasoned performing loans, and $1.1 billion of Agency eligible investor loans. At September 30, 2021, the total fair value of these loans is estimated to be approximately $5.5 billion.

(2)	At September 30, 2021, the total fair value of these loans is estimated to be approximately $661.9 million.

(3)	Includes $526.2 million of cash and cash equivalents, $55.5 million of restricted cash, and $53.5 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.

(4)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.

(5)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At September 30, 2021, the amortized cost of our securities, at fair value, was $222.7 million. In addition, the yield for residential whole loans at carrying value was 5.48%, net of four basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations. Yield reported on Securities, at fair value, includes $4.0 million of accretion income recognized on the redemption at par of a MSR-related asset that had been held at amortized cost basis below par due to an impairment charge recorded in the first quarter of 2020. Excluding this accretion, the yield reported would have been 11.63%.

(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes and securitized debt.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended September 30, 2021:

Table 2 - Investment Portfolio Activity Q3 2021

(In Millions)	June 30, 2021	Runoff (1)	Acquisitions	Other (2)	September 30, 2021	Change
Residential whole loans and REO	$5,756	$(544)	$2,001	$47	$7,260	$1,504
Securities, at fair value	303	(20)	—	—	283	(20)
Totals	$6,059	$(564)	$2,001	$47	$7,543	$1,484

(1)	Primarily includes principal repayments and sales of REO.

(2)	Primarily includes changes in fair value, draws on previously originated Rehabilitation loans, and changes in the allowance for credit losses.

The following tables present information on our investments in residential whole loans.

Residential Whole Loans at September 30, 2021 and December 31, 2020:

Table 3 - Portfolio composition

	Held at Carrying Value		Held at Fair Value		Total
(Dollars In Thousands)	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020	September 30, 2021	December 31, 2020
Purchased Performing Loans:
Non-QM loans	$1,683,025	$2,357,185	$1,152,547	$—	$2,835,572	$2,357,185
Rehabilitation loans	294,622	581,801	301,602	—	596,224	581,801
Single-family rental loans	368,927	446,374	372,135	—	741,062	446,374
Seasoned performing loans	110,162	136,264	—	—	110,162	136,264
Agency eligible investor loans	—	—	1,126,477	—	1,126,477	—
Total Purchased Performing Loans	$2,456,736	$3,521,624	$2,952,761	$—	$5,409,497	$3,521,624

Purchased Credit Deteriorated Loans	$575,230	$673,708	$—	$—	$575,230	$673,708

Allowance for Credit Losses	$(44,102)	$(86,833)	$—	$—	$(44,102)	$(86,833)

Purchased Non-Performing Loans	$—	$—	$1,140,837	$1,216,902	$1,140,837	$1,216,902
Total Residential Whole Loans	$2,987,864	$4,108,499	$4,093,598	$1,216,902	$7,081,462	$5,325,401

Number of loans	10,361	13,112	12,307	5,622	22,668	18,734

Table 4 - Yields and average balances

	For the Three-Month Period Ended
(Dollars in Thousands)	September 30, 2021			June 30, 2021			September 30, 2020
	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$23,891	$2,482,917	3.85%	$21,968	$2,327,256	3.78%	$25,884	$2,534,967	4.08%
Rehabilitation loans	9,918	557,635	7.11%	7,329	454,939	6.44%	10,863	802,661	5.41%
Single-family rental loans	9,497	659,046	5.76%	6,906	479,233	5.76%	6,917	489,536	5.65%
Seasoned performing loans	1,728	114,102	6.06%	1,540	125,056	4.93%	1,945	153,002	5.08%
Agency eligible investor loans	3,360	426,986	3.15%	262	32,114	3.26%	—	—	—%
Total Purchased Performing Loans	48,394	4,240,686	4.56%	38,005	3,418,598	4.45%	45,609	3,980,166	4.58%

Purchased Credit Deteriorated Loans	10,504	593,127	7.08%	11,303	630,217	7.17%	8,784	718,958	4.89%

Purchased Non-Performing Loans	20,704	939,578	8.81%	19,708	987,860	7.98%	16,555	1,105,101	5.99%

Total Residential whole loans	$79,602	$5,773,391	5.52%	$69,016	$5,036,675	5.48%	$70,948	$5,804,225	4.89%

Table 5 - Net Interest Spread

	For the Three-Month Period Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Purchased Performing Loans
Net Yield (1)	4.56%	4.45%	4.58%
Cost of Funding (2)	2.14%	2.09%	3.42%
Net Interest Spread (3)	2.42%	2.36%	1.16%

Purchased Credit Deteriorated Loans
Net Yield (1)	7.08%	7.17%	4.89%
Cost of Funding (2)	2.18%	2.39%	3.22%
Net Interest Spread (3)	4.90%	4.78%	1.67%

Purchased Non-Performing Loans
Net Yield (1)	8.81%	7.98%	5.99%
Cost of Funding (2)	2.43%	2.71%	3.78%
Net Interest Spread (3)	6.38%	5.27%	2.21%

Total Residential Whole Loans
Net Yield (1)	5.52%	5.48%	4.89%
Cost of Funding (2)	2.20%	2.25%	3.47%
Net Interest Spread (3)	3.32%	3.23%	1.42%

(1)	Reflects annualized interest income on Residential whole loans divided by average amortized cost of Residential whole loans. Excludes servicing costs.

(2)	Reflects annualized interest expense divided by average balance of repurchase agreements, agreements with non-mark-to-market collateral provisions, and securitized debt. During the quarter ended September 30, 2020, we transferred from AOCI to earnings approximately $7.2 million of losses on Swaps that had been previously designated as hedges for accounting purposes as we had assessed that the underlying transactions were no longer probable of occurring.

(3)	Reflects the difference between the net yield on average Residential whole loans and average cost of funds on Residential whole loans.

Table 6 - Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	Nine Months Ended September 30, 2021
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833
Current provision	(6,523)	(3,700)	(1,172)	(41)	(10,936)	(22,372)
Write-offs	—	(1,003)	—	—	(214)	(1,217)
Allowance for credit losses at March 31, 2021	$14,545	$13,668	$2,746	$66	$32,219	$63,244
Current provision/(reversal)	(2,416)	(1,809)	(386)	(9)	(3,963)	(8,583)
Write-offs	(37)	(255)	—	—	(108)	(400)
Allowance for credit losses at June 30, 2021	$12,092	$11,604	$2,360	$57	$28,148	$54,261
Current provision/(reversal)	(2,403)	(2,526)	(670)	(7)	(4,020)	(9,626)
Write-offs	—	(393)	(56)	—	(84)	(533)
Allowance for credit losses at September 30, 2021	$9,689	$8,685	$1,634	$50	$24,044	$44,102

	Nine Months Ended September 30, 2020
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2019	$388	$2,331	$62	$—	$244	$3,025
Transition adjustment on adoption of ASU 2016-13 (4)	6,904	517	754	19	62,361	70,555
Current provision	26,358	33,213	6,615	230	8,481	74,897
Write-offs	—	(428)	—	—	(219)	(647)
Valuation adjustment on loans held for sale	70,181	—	—	—	—	70,181
Allowance for credit and valuation losses at March 31, 2020	$103,831	$35,633	$7,431	$249	$70,867	$218,011
Current provision/(reversal)	(2,297)	(5,213)	(500)	(25)	(2,579)	(10,614)
Write-offs	—	(420)	—	—	(207)	(627)
Valuation adjustment on loans held for sale	(70,181)	—	—	—	—	(70,181)
Allowance for credit losses at June 30, 2020	$31,353	$30,000	$6,931	$224	$68,081	$136,589
Current provision/(reversal)	(4,568)	(7,140)	(1,906)	(74)	(16,374)	(30,062)
Write-offs	(32)	(227)	—	—	(22)	(281)
Allowance for credit losses at September 30, 2020	$26,753	$22,633	$5,025	$150	$51,685	$106,246

(1)	In connection with purchased Rehabilitation loans at carrying value, we had unfunded commitments of $29.2 million and $73.2 million as of September 30, 2021 and 2020, respectively, with an allowance for credit losses of $355,000 and $1.6 million at September 30, 2021 and 2020, respectively. Such allowance is included in “Other liabilities” in our consolidated balance sheets.

(2)	Includes $94.9 million and $143.4 million of loans that were assessed for credit losses based on a collateral dependent methodology as of September 30, 2021 and 2020, respectively.

(3)	Includes $57.4 million and $72.7 million of loans that were assessed for credit losses based on a collateral dependent methodology as of September 30, 2021 and 2020, respectively.

(4)	Of the $70.6 million of reserves recorded on adoption of ASU 2016-13, $8.3 million was recorded as an adjustment to stockholders’ equity and $62.4 million was recorded as a “gross up” of the amortized cost basis of Purchased Credit Deteriorated Loans.

Table 7 - Credit related metrics/Residential Whole Loans

September 30, 2021

				Weighted			Aging by UPB
	Fair Value /	Unpaid Principal	Weighted	Average Term to	Weighted	Weighted Average		Past Due Days
(Dollars In Thousands)	Carrying Value	Balance (“UPB”)	Average Coupon (1)	Maturity (Months)	Average LTV Ratio (2)	Original FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$2,825,883	$2,737,998	5.36%	350	64%	725	$2,526,620	$65,991	$18,902	$126,485
Rehabilitation loans	587,539	594,366	7.27	8	66	726	469,292	17,939	3,432	103,703
Single-family rental loans	739,428	717,552	5.69	330	70	731	690,822	1,834	1,033	23,863
Seasoned performing loans	110,112	120,444	2.86	164	38	722	109,331	1,095	616	9,402
Agency eligible investor loans (4)	963,462	936,748	3.40	356	62	767	933,633	2,818	297	—
Total Purchased Performing Loans	5,226,424	$5,107,108	5.21%	304

Purchased Credit Deteriorated Loans	$551,186	$674,367	4.55%	284	69%	N/A	481,330	50,991	18,857	123,189

Purchased Non-Performing Loans	$1,140,837	$1,137,666	4.88%	285	74%	N/A	$517,924	$94,139	$39,605	$485,998

Residential whole loans, total or weighted average	$6,918,447	$6,919,141	5.10%	299

December 31, 2020

				Weighted			Aging by UPB
	Fair Value /	Unpaid Principal	Weighted Average	Average Term to	Weighted Average	Weighted Average		Past Due Days
(Dollars In Thousands)	Carrying Value	Balance (“UPB”)	Coupon (1)	Maturity (Months)	LTV Ratio (2)	Original FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$2,336,117	$2,294,086	5.84%	351	64%	712	$2,042,405	$71,303	$35,697	$144,681
Rehabilitation loans	563,430	581,801	7.29	3	63	719	390,706	29,315	25,433	136,347
Single-family rental loans	442,456	442,208	6.32	324	70	730	411,377	6,691	3,907	20,233
Seasoned performing loans	136,157	149,004	3.30	171	40	723	136,778	2,248	1,155	8,823
Total Purchased Performing Loans	3,478,160	$3,467,099	6.04%	281

Purchased Credit Deteriorated Loans	630,339	$782,319	4.46%	287	76	N/A	544,803	65,791	26,697	145,028

Purchased Non-Performing Loans	1,216,902	$1,282,093	4.87%	290	80	N/A	497,299	104,993	54,180	625,621

Residential whole loans, total or weighted average	$5,325,401	$5,531,511	5.54%	284

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.

(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $142.7 million and $189.9 million at September 30, 2021 and December 31, 2020, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 70% and 69% at September 30, 2021 and December 31, 2020, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

(4)	Excluded from the table above are approximately $163.0 million of Residential whole loans, at fair value for which the closing of the purchase transaction had not occurred as of September 30, 2021.

Table 8 - LTV 90+ Days Delinquencies

The following table presents certain information regarding the Company’s Residential whole loans that are 90 days or more delinquent:

	September 30, 2021
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Residential whole loans, at carrying value
Purchased credit deteriorated loans	$100,905	$123,189	79.8%
Non-QM loans	$121,741	$119,572	64.5%
Rehabilitation loans	$101,012	$101,012	68.6%
Single-family rental loans	$22,767	$22,771	73.6%
Seasoned performing loans	$8,671	$9,402	51.3%
Total Residential whole loans, at carrying value	$355,096	$375,946

Residential whole loans, at fair value
Purchased non-performing loans	$484,510	$485,998	81.2%
Purchased performing loans	$10,391	$10,696	62.7%
Total Residential whole loans, at fair value	$494,901	$496,694

	December 31, 2020
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Residential whole loans, at carrying value
Purchased credit deteriorated loans	$119,621	$145,028	86.7%
Non-QM loans	$148,387	$144,681	65.9%
Rehabilitation loans	$136,347	$136,347	65.8%
Single-family rental loans	$20,388	$20,233	72.7%
Seasoned performing loans	$8,031	$8,823	55.1%
Total Residential whole loans, at carrying value	$432,774	$455,112

Residential whole loans, at fair value
Purchased non-performing loans	$571,729	$625,621	86.8%
Purchased performing loans	$—	$—	—%
Total Residential whole loans, at fair value	$571,729	$625,621

(1)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Friday, November 5, 2021, at 10:00 a.m. (Eastern Time) to discuss its third quarter 2021 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects, among others, may be forward-looking: risks related to the COVID-19 pandemic, including the pandemic’s effect on the general economy and our business, financial position and results of operations (including, among other potential effects, increased delinquencies and greater than expected losses in our whole loan portfolio); changes in interest rates and the market (i.e., fair) value of MFA’s residential whole loans, MBS and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in MFA’s portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, risks associated with investing in real estate assets, including changes in business conditions and the general economy and risks associated with the integration and ongoing operation of Lima One Holdings, LLC (including, without limitation, unanticipated expenditures relating to or liabilities arising from the transaction and/or the inability to obtain, or delays in obtaining, expected benefits (including expected growth in loan origination volumes) from the transaction). These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Amounts)	September 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Residential whole loans, net ($4,093,598 and $1,216,902 held at fair value, respectively) (1)	$7,081,462	$5,325,401
Securities, at fair value	283,037	399,999
Cash and cash equivalents	526,241	814,354
Restricted cash	55,507	7,165
Other assets	541,603	385,381
Total Assets	8,487,850	6,932,300

Liabilities:
Financing agreements ($2,496,584 and $3,366,772 held at fair value, respectively)	5,550,808	4,336,976
Other liabilities	335,955	70,522
Total Liabilities	5,886,763	4,407,498

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	80	80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 440,927 and 451,714 shares issued and outstanding, respectively	4,409	4,517
Additional paid-in capital, in excess of par	3,807,237	3,848,129
Accumulated deficit	(1,267,504)	(1,405,327)
Accumulated other comprehensive income	56,755	77,293
Total Stockholders’ Equity	2,601,087	2,524,802
Total Liabilities and Stockholders’ Equity	8,487,850	6,932,300

(1)	Includes approximately $2.3 billion and $1.8 billion of Residential whole loans transferred to consolidated variable interest entities (“VIEs”) at September 30, 2021 and December 31, 2020, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2021	2020	2021	2020
	(Unaudited)

Interest Income:
Residential whole loans	$79,602	$70,948	$213,156	$261,819
Securities, at fair value	10,629	8,570	42,433	81,867
Other interest-earning assets	524	3,017	632	9,089
Cash and cash equivalent investments	126	100	239	646
Interest Income	$90,881	$82,635	$256,460	$353,421

Interest Expense:
Asset-backed and other collateralized financing arrangements	$25,135	$50,054	$72,827	$209,998
Other interest expense	3,930	5,910	11,863	17,716
Interest Expense	$29,065	$55,964	$84,690	$227,714

Net Interest Income	$61,816	$26,671	$171,770	$125,707

Reversal/(Provision) for credit and valuation losses on residential whole loans and other financial instruments	$9,709	$27,244	$41,326	$(38,090)
Net Interest Income after Provision for Credit and Valuation Losses	$71,525	$53,915	$213,096	$87,617

Other Income, net:
Net gain/(loss) on residential whole loans measured at fair value through earnings	$21,815	$60,316	$59,325	$(10,082)
Gain on investment in Lima One common equity	38,933	—	38,933	—
Impairment and other gains and losses on securities available-for-sale and other assets	10,000	(221)	10,000	(424,966)
Lima One - origination, servicing and other fee income	9,643	—	9,643	—
Net gain/(loss) on real estate owned	6,829	4,503	13,725	293
Net realized gain/(loss) on sales of securities and residential whole loans	—	48	—	(188,847)
Loss on terminated swaps previously designated as hedges for accounting purposes	—	(7,177)	—	(57,034)
Other, net	7,226	3,086	18,787	(11,355)
Other Income/(Loss), net	$94,446	$60,555	$150,413	$(691,991)

Operating and Other Expense:
Compensation and benefits	$16,210	$11,657	$33,533	$29,134
Other general and administrative expense	8,659	6,611	23,338	18,656
Loan servicing, financing and other related costs	5,291	8,992	18,591	28,609
Amortization of intangible assets	3,300	—	3,300	—
Costs associated with restructuring/forbearance agreement	—	—	—	44,434
Operating and Other Expense	$33,460	$27,260	$78,762	$120,833

Net Income/(Loss)	$132,511	$87,210	$284,747	$(725,207)
Less Preferred Stock Dividend Requirement	$8,218	$8,219	24,656	21,578
Net Income/(Loss) Available to Common Stock and Participating Securities	$124,293	$78,991	$260,091	$(746,785)

Basic Earnings/(Loss) per Common Share	$0.28	$0.17	$0.58	$(1.65)
Diluted Earnings/(Loss) per Common Share	0.27	0.17	0.57	$(1.65)

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. This adjustment is also reflected in our end of period stockholders’ equity in the table below. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share for the quarterly periods below:

(In Millions, Except Per Share Amounts)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
GAAP Total Stockholders’ Equity	$2,601.1	$2,526.5	$2,542.3	$2,524.8	$2,565.7
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	2,126.1	2,051.5	2,067.3	2,049.8	2,090.7
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	198.8	206.2	203.0	173.9	141.1

Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value (Economic book value)	$2,324.9	$2,257.7	$2,270.3	$2,223.7	$2,231.8

GAAP book value per common share	$4.82	$4.65	$4.63	$4.54	$4.61
Economic book value per common share	$5.27	$5.12	$5.09	$4.92	$4.92
Number of shares of common stock outstanding	440.9	440.8	446.1	451.7	453.3